EXHIBIT 11.1


              STATEMENT RE COMPUTATION OF PER SHARE EARNINGS(1)
                    (In thousands, except per share data)
                                 (Unaudited)



                                       Three Months Ended     Six Months Ended
                                          March 29, 1997        March 29, 1997

Net income for purposes of computing
   net income per share                    $     448                 $    599
                                           =========                 ========
Weighted average common shares
   outstanding                                 8,978                    8,925
Weighted common equivalent shares from
   options                                       154                      209
                                            --------                 --------
Weighted average common shares and
  equivalents                                  9,132                    9,134
                                            ========                  =======
Net income per share                        $   0.05                  $  0.07
                                            ========                  =======

(1) This Exhibit should be read in conjunction with "Summary of Significant Accounting policies -- Net Income per share" in Note 1 to the Consolidated Financial Statements, contained in the Company's 1996 annual Report to Stockholders.

(2) Computed using the modified treasury stock method. The difference between primary net income per share and fully diluted net income per share is not significant.